Exhibit 23.3

CONSENT OF WORLEY CANADA SERVICES LTD.

The undersigned hereby consents to the use of the undersigned’s name and information derived from the Technical Report titled “Preliminary Economic Assessment of LANXESS Smackover Project” dated August 1, 2019, which is included in, or incorporated by reference into, the Registration Statement on Form S-8 dated January 28, 2022 and any amendments and exhibits thereto, of Standard Lithium Ltd.

/s/ Reza Eshani
Reza Eshani, P.Eng. North America East MMM Portfolio Manager Worley Canada Services Ltd.

Date: January 28, 2022